Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 16, 2015, by and among (1) Catalysis Partners, LLC (“Catalysis Partners”), a Delaware limited liability company, Catalysis Offshore Ltd. (“Catalysis Offshore”), a Cayman Islands exempted company, Francis Capital Management, LLC (“Francis Management”), a California limited liability company, and John P. Francis (“Mr. Francis” and, collectively with Catalysis Partners, Catalysis Offshore and Francis Management, “Francis Capital”), (2) Foxhill Opportunity Fund, L.P. (“Foxhill Fund”), a Delaware limited partnership, Foxhill Capital (GP), LLC (“Foxhill Capital GP”), a Delaware limited liability company, Foxhill Capital Partners, LLC (“Foxhill Partners”), a Delaware limited liability company, and Neil Weiner (“Mr. Weiner” and, collectively with Foxhill Fund, Foxhill Capital GP and Foxhill Partners, “Foxhill”), (3) Maguire Financial, LP (“Maguire FLP”), a Delaware limited partnership, Maguire Asset Management, LLC (“Maguire Asset”), a Delaware limited liability company, and Timothy Maguire (“Mr. Maguire” and, collectively with Maguire FLP and Maguire Asset, “Maguire Asset Management”), (4) Zuma Capital Management LLC (“ZCM Capital”), a Delaware limited liability company, ZCM Opportunities Fund LP (“ZCM Fund”), a Delaware limited partnership, and Brent S. Morrison (“Mr. Morrison” and, collectively with ZCM Capital and ZCM Fund, “ZCM”) and (5) Richard A. Karp (“Mr. Karp”), Damien J. Park (“Mr. Park”), Norman J. Rice, III (“Mr. Rice”) and Kenneth H. Traub (“Mr. Traub” and, collectively with Mr. Karp, Mr. Morrison, Mr. Park and Mr. Rice, the “Director Nominee Holders” and, such Director Nominee Holders collectively with Francis Capital, Foxhill and Maguire Asset Management, the “Parties” or the “iPass Shareholders for Change” and, each a “Party”).

WHEREAS, the Parties are shareholders, direct or beneficial, of iPass Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2015 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2015 Annual Meeting”), (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the iPass Shareholders for Change determine to undertake in connection with their respective investment in the Company.

NOW, IT IS AGREED, this 16th day of April 2015 by the Parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the iPass Shareholders for Change shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning any other member, unless such member has actual knowledge that such information is inaccurate.

2.           So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of his or its purchases or sales of securities of the Company, or (ii) any securities of the Company over which he or it acquires or disposes of beneficial ownership, provided, however, that each Party agrees not to purchase or sell securities of the Company or otherwise increase or decrease his or its economic exposure to or beneficial ownership over the securities of the Company if he or it reasonably believes that, as a result of such action, the iPass Shareholders for Change or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without using his or its reasonable efforts to give the other members of the iPass Shareholders for Change at least twenty-four (24) hours prior written notice; provided, further, that while this Agreement is in force, no Party shall engage in any transaction in securities of the Company without the prior consent of the other Parties.  For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.           Each of the undersigned agrees to form the iPass Shareholders for Change for the purposes of (i) seeking representation on the Board at the 2015 Annual Meeting, (ii) taking such other actions as the Parties agree are deemed advisable and (iii) taking all other action that the Parties agree are necessary or incidental to achieve the foregoing.

4.           Each of Francis Capital, Foxhill and Maguire Asset Management agrees to directly pay all expenses incurred in connection with the iPass Shareholders for Change’s activities set forth in Section 3 on a pro rata basis based on the number of Shares in the aggregate held by each of Francis Capital, Foxhill and Maguire Asset Management on the date hereof; provided, however, that each of Francis Capital, Foxhill and Maguire Asset Management shall have the right to pre-approve all expenses incurred by any Party that are in furtherance of the iPass Shareholders for Change’s activities set forth in Section 3 but outside of the ordinary course of such activities.

5.           Any SEC filing, press release, communication to the Company or communication to the media proposed to be made or issued by the iPass Shareholders for Change or any member thereof in connection with the iPass Shareholders for Change’s activities set forth in Section 3 shall be first approved by each of Francis Capital, Foxhill and Maguire Asset Management.  Any Party that intends to engage in any communications with other stockholders on behalf of the iPass Shareholders for Change shall provide the other Parties with reasonable notice of such communication and a reasonable opportunity to review and comment to the extent it is a written communication.  Each Party shall have a reasonable opportunity to review and comment upon any such SEC filing, press release or written communication, or any proposed agreement or negotiating position with respect to the Company.  The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the iPass Shareholders for Change concerning decisions to be made, actions to be taken or statements to be made in connection with the iPass Shareholders for Change’s activities.  The Parties further agree to work in good faith with respect to decisions relating to the content and timing of public or private communications and negotiating positions taken on behalf of the iPass Shareholders for Change.

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6.           Each Party hereto agrees to cooperate with the other Parties in the preparation and filing of any SEC filing, press release, shareholder communication or other document or matter relating to the iPass Shareholders for Change’s investments in, and activities related to, the Company and its securities.  Each Party hereto acknowledges and agrees that time is of the essence in preparing and filing such documents, and each shall use his or its commercially reasonable efforts to cooperate with the other in the furnishing of data and information in order to facilitate the timely completion and filing of such documents.  It is contemplated that Olshan will assume principal responsibility for the preparation of initial drafts and the filing of such documents, subject to the prior review and approval of such documents by the Parties.

7.           The relationship of the Parties hereto shall be limited to carrying on the business of the iPass Shareholders for Change in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one (1) counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.           Any Party hereto may terminate its obligations under this Agreement on twenty-four (24) hours’ prior written notice to all other Parties, with a copy by fax to Andrew Freedman at Olshan, Fax No. (212) 451-2222.

11.           Each Party acknowledges that Olshan shall act as counsel for the iPass Shareholders for Change, as well as each of Francis Capital, Foxhill and Maguire Asset Management relating to their respective investment in the Company.

12.           The terms and provisions of this Agreement may not be modified, waived or amended without the prior written consent of each Party.

13.           Each Party hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

CATALYSIS PARTNERS, LLC			CATALYSIS OFFSHORE LTD.

By:	Francis Capital Management, LLC its Managing Member and Investment Manager

By:	/s/ John P. Francis		By:	/s/ John P. Francis
	Name:	John P. Francis		Name:	John P. Francis
	Title:	Managing Member		Title:	Director

FRANCIS CAPITAL MANAGEMENT, LLC

By:	/s/ John P. Francis
	Name:	John P. Francis
	Title:	Managing Member

/s/ John P. Francis
JOHN P. FRANCIS

FOXHILL OPPORTUNITY FUND, L.P.			FOXHILL CAPITAL (GP), LLC

By:	/s/ Neil Weiner		By:	/s/ Neil Weiner
	Name:	Neil Weiner		Name:	Neil Weiner
	Title:	Managing Member		Title:	Managing Member

FOXHILL CAPITAL PARTNERS, LLC

By:	/s/ Neil Weiner
	Name:	Neil Weiner
	Title:	Managing Member

/s/ Neil Weiner
NEIL WEINER

MAGUIRE FINANCIAL, LP			MAGUIRE ASSET MANAGEMENT, LLC

By:	/s/ Timothy Maguire		By:	/s/ Timothy Maguire
	Name:	Timothy Maguire		Name:	Timothy Maguire
	Title:	Managing Member		Title:	Managing Member

/s/ Timothy Maguire
TIMOTHY MAGUIRE

ZUMA CAPITAL MANAGEMENT LLC

By:	ZCM Opportunities Fund LP, its Investment Manager

By:	/s/ Brent S. Morrison
	Name:	Brent S. Morrison
	Title:	Managing Director

ZCM OPPORTUNITIES FUND LP

By:	/s/ Brent S. Morrison
	Name:	Brent S. Morrison
	Title:	Managing Director

/s/ Brent S. Morrison
BRENT S. MORRISON

/s/ Richard A. Karp	/s/ Damien J. Park
RICHARD A. KARP	DAMIEN J. PARK

/s/ Norman J. Rice, III	/s/ Kenneth H. Traub
NORMAN J. RICE, III	KENNETH H. TRAUB